UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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ImmunoCellular Therapeutics, Ltd.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of ImmunoCellular Therapeutics, Ltd. (the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for the 2013 annual meeting of stockholders to be held on Friday, September 20, 2013, at 8:00 A.M., local time at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045 and for any adjournments or postponements thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2013. Capitalized terms used in this Supplement that are not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION RELATED TO PROPOSAL III (APPROVAL OF AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN) AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders who owned shares of the Company’s common stock at the close of business on August 2, 2013, the record date established by the Board as required by Delaware law, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

On August 16, 2013, the Company filed the Proxy Statement with the SEC in connection with the Annual Meeting. At the Annual Meeting, the Company is requesting, among other matters, that the stockholders of the Company approve an amendment of the Company’s 2006 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of the Company’s common stock authorized for issuance thereunder by 4,000,000 shares (the “Amendment”). This Supplement is intended to provide additional information regarding the Equity Plan to the Company’s stockholders. We are not modifying the terms of any proposal or introducing any additional proposals to be voted on at the Annual Meeting.

As a development stage biotechnology company with no products currently on the market and no revenues, we rely heavily on equity compensation to attract and retain qualified personnel. Our primary source of equity compensation is the Equity Plan. As previously disclosed, our Board anticipates that the additional shares provided for in the Amendment will be needed under the Equity Plan over the next several years as the Company continues to increase the scope of its operations.

Our current operations include only six full-time employees. The remainder of the contributors are part-time employees and consultants. The Company anticipates that the final safety and efficacy results from the Phase II trials of ICT-107 could be available late in the fourth quarter of 2013 or the in the first quarter of 2014. If the results of the Phase II trails are positive, whether highly or modestly, full-time employees will be necessary for us to meet the requirements of a Phase III or pre-approval pharmaceutical product.

In determining the appropriate increase in the number of shares available under the Equity Plan, the Board, based on its extensive experience in leading companies capable of achieving regulatory approval, estimated generally a number of shares that would allow the hiring and retention of appropriately qualified individuals for managing and implementing a strategy for a highly complex, late stage drug product.

The Board considered the number of shares currently available under the Equity Plan, the number of shares still available under the Equity Plan, the number of shares offered to recently hired senior executives, the historic equity award granting practices and the generally understood industry standards for executives and senior level hires based on the collective experience, judgment and discretion of our Board. At the time the Board determined the appropriate size of the share increase, it did not have, and therefore did not consider, any current executive or director grants under consideration. The Board did not engage a compensation consultant, or any other consultant, to conduct any analysis or make any recommendations regarding the appropriate size of a share increase.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.